Exhibit 99

Dillard’s, Inc. To Explore All Options Regarding CDI Contractors

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE:DDS) ("Dillard’s" or the "Company") announced that it has retained Stephens Inc. to assist it in evaluating its options with regard to its partial ownership interest in CDI Contractors, LLC.

Julie J. Bull, director of investor relations, said, "Because this process will touch on all scenarios and a transaction may not even result, the Company does not plan to issue additional public statements unless a specific transaction has been approved."

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishings retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull
Director of Investor Relations
501-376-5965